July 15, 1996

Mr. Joseph Becker
Fleet National Bank
Asset Based Lending OF 3204
One Federal Street
Boston MA 02111

Re: Waiver of Minimum Net Income Covenant for the Quarter Ended June 30, 1996

Dear Mr. Becker:

As I told you on the telephone, Stocker & Yale, Inc. (the "Company") will report a net loss of $198,724 for the six months ended June 30, 1996. The loss is a direct reflection of lower than budgeted revenues and associated loss of gross margin. Detailed analyses of operating results year-to-year and actual versus budget have been sent to you for your information, along with a Review of Covenant Compliance as of June 30, 1996.

In reporting this operating loss for the six months ended June 30, 1996, the Company is out of compliance with subsection 6.01(m) of the Credit Agreement dated as of March 6, 1995 (as amended, the "Agreement").

The Company requests a Waiver of the Event of Default that has resulted from non-compliance with Subsections 6.01(m) of the Agreement, effective as of June 30, 1996, and limited to the quarter ended June 30, 1996.

Please acknowledge your receipt and consent by signing below and returning this form to us by mail or return fax.

Sincerely,

/s/ Susan A.H. Sundell
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Susan A.H. Sundell
Senior Vice President, Finance

I acknowledge receipt and consent on behalf of Fleet Bank of Massachusetts, N.A.


/s/ Joseph Becker                                                  7/31/96
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Joseph Becker, Vice President                                       Date